EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2013
Third Quarter Results and Declares Dividend

CLEVELAND, OHIO (May 2, 2013) - Applied Industrial Technologies (NYSE: AIT) today reported third quarter fiscal 2013 sales and earnings for the three months ended March 31, 2013.

Net sales for the third quarter increased 2.7% to $621.7 million from $605.5 million in the comparable period a year ago. Net income for the quarter was $29.3 million, or $0.69 per share, essentially flat compared with the third quarter of 2012.

For the nine months ended March 31, 2013, sales increased 3.8% to $1.82 billion from $1.76 billion in the same period last year. Net income increased 11.9% to $85.9 million from $76.7 million, and earnings per share increased 12.8% to $2.02 per share from $1.79 per share, last year.

Commenting on the Company's performance, Applied's Chief Executive Officer Neil A. Schrimsher said, “While some economic uncertainty persisted in our third quarter, we translated modest sales growth into solid earnings - benefiting from our business investments, efficiency gains and disciplined cost controls. While overall our third quarter sales trend remained similar to the prior quarter, we did see month-over-month increases in sales per day in our U.S. service center and fluid power businesses. Consistent with the current levels of various economic production and capacity utilization indices, we remain optimistic about the industrial economy for the 2013 calendar year.

“We enter our fourth quarter debt free, with a strong balance sheet, and with a shared determination to serve our customers and profitably grow our business - organically, via acquisition and through our technology investments.

“Looking ahead, we remain on track to meet our previously stated fiscal 2013 earnings guidance of $2.70 to $2.90 per share on sales growth expectations of 4% to 7%,” said Schrimsher.

In addition, Mr. Schrimsher announced today that the Company's Board of Directors declared a quarterly cash dividend of $0.23 per common share, payable on May 31, 2013, to shareholders of record on May 15, 2013.

The quarterly conference call for investors and analysts will begin at 10 a.m. ET on May 2. The call will be conducted by CEO Neil A. Schrimsher, President & COO Benjamin J. Mondics, and Vice President & CFO Mark O. Eisele. To join the call, dial 1-888-771-4371 or 1-847-585-4405 (for International callers) prior to the scheduled start using passcode 34562358. A live audio webcast can be accessed online at www.Applied.com. A replay of the call will be available for two weeks by dialing 1-888-843-7419 or 1-630-652-3042 (International) using passcode 345662358.

With more than 500 facilities and 5,000 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than four million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.Applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “optimistic,” “guidance,” “expect,” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.

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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Net Sales	$621,654	$605,461	$1,821,690	$1,755,432
Cost of sales	447,254	437,848	1,319,838	1,273,646
Gross Profit	174,400	167,613	501,852	481,786
Selling, distribution and administrative,
including depreciation	130,923	125,594	373,488	363,165
Operating Income	43,477	42,019	128,364	118,621
Interest expense, net	107	54	147	111
Other (income) expense, net	(1,027)	(1,887)	(1,913)	823
Income Before Income Taxes	44,397	43,852	130,130	117,687
Income Tax Expense	15,095	14,434	44,253	40,952
Net Income	$29,302	$29,418	$85,877	$76,735
Net Income Per Share - Basic	$0.70	$0.70	$2.04	$1.82
Net Income Per Share - Diluted	$0.69	$0.69	$2.02	$1.79
Average Shares Outstanding - Basic	42,098	42,109	42,038	42,157
Average Shares Outstanding - Diluted	42,570	42,779	42,517	42,838

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

There were no LIFO layer liquidation benefits recognized for the periods ended March 31, 2013 and 2012.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	June 30,
	2013	2012

Assets
Cash and cash equivalents	$43,083	$78,442
Accounts receivable, net of allowances of $8,517 and $8,332	336,245	307,043
Inventories	281,198	228,506
Other current assets	42,355	51,771
Total current assets	702,881	665,762
Property, net	84,355	83,103
Goodwill	108,060	83,080
Intangibles, net	95,215	84,840
Other assets	45,426	45,398
Total Assets	$1,035,937	$962,183

Liabilities
Accounts payable	$140,865	$120,890
Other accrued liabilities	99,925	109,279
Total current liabilities	240,790	230,169
Other liabilities	57,167	59,883
Total Liabilities	297,957	290,052
Shareholders' Equity	737,980	672,131
Total Liabilities and Shareholders' Equity	$1,035,937	$962,183

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Nine Months Ended
	March 31,
	2013	2012

Cash Flows from Operating Activities
Net income	$85,877	$76,735
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	9,234	8,388
Amortization of intangibles	9,716	8,455
Amortization of stock options and appreciation rights	1,959	1,810
Gain on sale of property	(223)	(626)
Other share-based compensation expense	2,873	3,470
Changes in operating assets and liabilities, net of acquisitions	(39,787)	(39,625)
Other, net	(593)	3,364
Net Cash provided by Operating Activities	69,056	61,971
Cash Flows from Investing Activities
Property purchases	(9,836)	(18,295)
Proceeds from property sales	737	1,209
Net cash paid for acquisition of businesses, net of cash acquired	(67,591)	(14,297)
Net Cash used in Investing Activities	(76,690)	(31,383)
Cash Flows from Financing Activities
Purchase of treasury shares		(18,990)
Dividends paid	(27,468)	(24,939)
Excess tax benefits from share-based compensation	1,718	2,263
Acquisition holdback payments	(3,576)
Exercise of stock options and appreciation rights	498	324
Net Cash provided by (used in) Financing Activities	(28,828)	(41,342)
Effect of Exchange Rate Changes on Cash	1,103	(930)
Decrease in Cash and Cash Equivalents	(35,359)	(11,684)
Cash and Cash Equivalents at Beginning of Period	78,442	91,092
Cash and Cash Equivalents at End of Period	$43,083	$79,408